Exhibit 23.3
Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 2022, with respect to the combined carve-out financial statements of GeneDx, Inc. and subsidiary in the Registration Statement (Form S-1) and related Prospectus of Sema4 Holdings Corp. for the registration of 160,864,198 shares of its common stock.

Miami, Florida
May 2, 2022